Exhibit 10.1
Ramco-Gershenson Properties Trust
2018 Executive Incentive Plan

For 2018, the CEO, COO and CFO positions will participate in a formal short-term incentive program, based on operating funds from operations (FFO) per share, property acquisitions and property dispositions, subject to a maximum ratio of net Debt to Adjusted EBITDA. The CEO will have a target short-term incentive opportunity equal to 125% of base salary while the COO and CFO will each have a target opportunity equal to 75% of base salary.

Specific metrics and requirements are as follows:

Funds From Operations Per Share:

Threshold payout (50% of target incentive), target payout (100% of target incentive) and maximum payout (200% of target incentive) shall occur at achievement of operating FFO per share for 2018 (adjusted for any equity issued during the year) equal to or greater than targets established by the Compensation Committee of the Trust (the “Compensation Committee”). Payouts are interpolated on a linear basis for achievement of results between threshold, target and maximum levels. The Funds From Operations metric shall account for 80% of the potential award.

Non-Anchor Leased Occupancy at Year-End:

Threshold payout (50% of target incentive), target payout (100% of target incentive) and maximum payout (200% of target incentive) shall occur at achievement of non-anchor tenant leased occupancy percentages at December 31, 2018 equal to or greater than targets established by the Compensation Committee. Payouts are interpolated on a linear basis for achievement of results between threshold, target and maximum levels. The Non-Anchor Leased Occupancy at Year-End metric shall account for 10% of the potential award.

Management Investment Committee Yield:

Threshold payout (50% of target incentive), target payout (100% of target incentive) and maximum payout (200% of target incentive) shall occur at achievement of cash on cash yield percentages on investments approved by the Management Investment Committee either to retenant existing space or for other operating capital (not including acquisitions) equal to or greater than targets established by the Compensation Committee. Payouts are interpolated on a linear basis for achievement of results between threshold, target and maximum levels. The Management Investment Committee Yield metric shall account for 10% of the potential award.

Maximum Net Debt to Adjusted EBITDA:

Payment of award amounts as otherwise calculated for achievement of the three measures, above, under the short-term incentive program shall be at the 0%, 75%, 85%, 100% or 110% levels, subject to achievement of a ratio of net Debt to Adjusted EBITDA at December 31, 2018 equal to or less than the maximum ratios established by the Compensation Committee.

Administration Guidelines

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This Plan shall be administered by the Trust’s Compensation Committee, which shall be authorized to interpret this Plan, to make, amend and rescind rules and regulations relating to this Plan, to make awards under this Plan, and to make all other determinations under this Plan necessary or advisable for its administration. The Compensation Committee may at its discretion reduce the payments that would otherwise be made under this Plan.

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The performance targets shall be established by the Compensation Committee based on the Trust’s 2018 budget. Under the Compensation Committee’s Charter, it has the discretion to exclude from the calculation of annual incentive goals any non-recurring special charges and amounts. Such special charges could generally include items such as significant litigation and settlement costs; restructuring charges; changes in accounting policies; acquisition and divestiture impacts; and material unbudgeted expenses incurred by or at the direction of the Board. To that end, the Committee may consider any strategic decision or change in the budget made throughout the course of 2018 that can have a material impact on operating FFO per share, acquisitions or dispositions, either positive or negative, that was not accounted for in the budget setting process at the beginning of the year.

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In no event shall payment under the Plan to any individual exceed 200% of target incentive. In no event shall payment under the Plan to any individual exceed 100% of target incentive unless operating FFO per share reaches the threshold level.

•	All determinations, interpretations and constructions made by the Compensation Committee shall be final and conclusive.

•	Rights under this Plan may not be transferred, assigned or pledged.

•	Nothing in this Plan confers on any participant any right to continued employment and this Plan does not interfere with the Trust’s right to terminate an employee’s employment.

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A participant must be a full-time employee in good standing at the date of payment of the award in or around March 2019 in order to receive any payment under the Plan. No payment will be made to any person who leaves the full-time employ of the Trust before such date.

Adopted: February 27, 2018